Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-147300 on Form S-8 of our report dated June 30, 2008, relating to the consolidated financial statements of CryoPort, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment and the substantial doubt about the CryoPort, Inc’s ability to continue as a going concern), appearing in this Annual Report on Form 10-K of Cryoport, Inc. for the year ended March 31, 2008.

/s/ KMJ Corbin & Company LLP
KMJ  Corbin & Company LLP
Irvine, California
June 30, 2008